Relocation Repayment Agreement This Relocation Repayment Agreement ("Agreement") is made between WEX Inc., including its subsidiaries and affiliates (collectively, “WEX”), and you, Carlos Carriedo, in connection with relocation services and related benefits provided to you by WEX in partnership with our mobility partner, Weichert, and tax partner, BDO. By accepting these relocation benefits, you agree to the terms and repayment obligations outlined below should your employment with WEX end under certain circumstances. Purpose of Agreement WEX is providing you with relocation-related benefits and support to assist with your move. In return, you agree to repay certain expenses incurred by WEX if your employment ends under the conditions described in this Agreement. Triggering Events for Repayment Your obligation to repay relocation-related expenses will be triggered if: ● You voluntarily resign from WEX, or ● WEX terminates your employment for cause, within twenty-four (24) months after the completion of your relocation. Please Note: Repayment will not be required if your employment ends due to: ● Death ● Disability ● Reduction in force Expenses Covered Under This Agreement If repayment is required, you agree to repay all reasonable and documented relocation-related expenses incurred by WEX on your behalf, including, but not limited to: ● Household moving (packing and shipping) expenses ● Allowances or reimbursements - including miscellaneous or lease break ● Work authorization and/or visa-related costs ● Relocation and tax service provider fees ● Travel and/or transportation expenses If applicable laws limit the types of expenses that can be repaid, your repayment amount will be adjusted accordingly. WEX's mobility partner, Weichert, will maintain a record of all covered expenses and will provide you with documentation if repayment is required. Repayment Schedule You agree to repay the relocation expenses as follows: Docusign Envelope ID: 2798BA0E-7378-4E9D-AAED-52C273DE1CE1 Exhibit 10.6

● 100% of the total expenses if your employment ends within 12 months of your relocation date. ● Prorated repayment if your employment ends between 12 and 24 months after your relocation date. For example, if your employment ends due to a voluntary resignation or termination for cause, 18 months after your relocation, you would repay 50% of the total expenses. Similarly, if employment ends after 24 months, you would not need to repay. Repayment Process You must repay all documented expenses by your final day of employment at WEX. By signing this Agreement, you authorize WEX to deduct the owed amount from your final paycheck(s), to the extent permitted by applicable law. If the amount due exceeds what can be deducted, WEX may contact you to arrange alternative payment. Agreement Effective Date This Agreement must be signed and returned prior to the start of your relocation process. No relocation benefits will be provided until the signed Agreement is received and in effect. Entire Agreement This document contains the full agreement regarding relocation expense repayment. Any changes must be made in writing and signed by both you and an authorized representative of WEX. SIGNATURES By signing below, you confirm that you have read, understood, and agree to the terms of this Agreement. Employee Name: Carlos Carriedo Signature: __________________ Date: ______________________ Docusign Envelope ID: 2798BA0E-7378-4E9D-AAED-52C273DE1CE1 5/7/2025